Exhibit 99.8(ii)(1)

FIRST AMENDMENT TO PARTICIPATION AGREEMENT

BY AND AMONG

DFA INVESTMENT DIMENSIONS GROUP INC.,

DIMENSIONAL FUND ADVISORS LP,

DFA SECURITIES LLC

PACIFIC LIFE INSURANCE COMPANY

AND

PACIFIC LIFE & ANNUITY COMPANY

THIS AMENDMENT, made and entered into this 17th day of August, 2020, by and among Pacific Life Insurance Company and Pacific Life & Annuity Company (hereinafter collectively referred to as the “Company”), on its own behalf and on behalf of segregated asset accounts of the Company that may be established from time to time (individually, an “Account” and collectively, the “Accounts”); DFA Investment Dimensions Group Inc. (the “Fund”); the Fund’s investment adviser, Dimensional Fund Advisors LP (the “Adviser”); and DFA Securities LLC (formerly, DFA Securities, Inc., “DFAS”) (individually, a “Party” and collectively, the “Parties”).

WHEREAS, the Parties are parties to that certain Participation Agreement, dated as of May 14, 2014 (as amended, the “Agreement”); and

WHEREAS, Company desires to replace Schedule 1.1 of the Agreement in its entirety and replace it with an updated list of portfolios under Schedule 1.1 of the Agreement and amend the Agreement as set forth below; and

WHEREAS, the Parties have agreed with Company’s request to amend the Agreement and restate Schedule 1.1 of the Agreement and make such other amendments accordingly;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Schedule 1.1.  Schedule 1.1 of the Agreement shall hereby be amended and restated in its entirety as set forth in “Schedule 1.1” of this Amendment.

2.             Effectiveness.  The actions set forth in this Amendment shall be effective as of the date first set forth above.

3.             Full Force and Effect.  Except as set forth herein, all provisions of the Agreement shall remain in full force and effect.

4.             Further Assurances.  Each of the Parties hereto hereby agrees that, at any time and from time to time, upon the request of any other Party, it shall promptly execute and deliver any and all further instruments and documents and take such further action as such other Party may reasonably request to effectuate the purposes of this Amendment.

5.             Counterparts.  This Amendment may be executed and delivered by each Party hereto in separate counterparts, each of which when so delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment to be duly executed as of the date first set forth above.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Sharon Campbell
Name:	Sharon Campbell
Title:	Assistant Vice President

PACIFIC LIFE & ANNUITY COMPANY

By:	/s/ Sharon Campbell
Name:	Sharon Campbell
Title:	Assistant Vice President

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Jeff Jeon
Name:	Jeff Jeon
Title:	Vice President
Date:	August 25, 2020

DIMENSIONAL FUND ADVISORS LP
By:	Dimensional Holdings Inc., general partner

By:	/s/ Carolyn O
Name:	Carolyn O
Title:	Vice President
Date:	8-26-20

DFA SECURITIES LLC
By:	Dimensional Fund Advisors LP, sole member
By: Dimensional Holdings Inc., general partner

By:	/s/ Kenneth M. Manell
Name:	Kenneth M. Manell
Title:	Vice President
Date:	8-26-20

Schedule 1.1

DFA Investment Dimensions Group Inc.:

VA U.S. Targeted Value Portfolio

VA U.S. Large Value Portfolio

VA International Value Portfolio

VA International Small Portfolio

VA Short-Term Fixed Portfolio

VA Global Bond Portfolio

VA Equity Allocation Portfolio

DFA VA Global Moderate Allocation Portfolio